EXHIBIT NO. 99

News Release

             NIAGARA MOHAWK WILL EVALUATE ROCHESTER GAS & ELECTRIC'S
                          NUCLEAR ASSET PURCHASE OFFER

     SYRACUSE, Dec. 22 - Niagara Mohawk Power Corp. has received an offer to purchase all of its nuclear assets from Rochester Gas and Electric Corp., Niagara Mohawk officials said today. Niagara Mohawk will evaluate the RG&E offer.

     In January, Niagara Mohawk announced its plans to sell its nuclear assets, the Nine Mile Point 1 plant and a 41 percent ownership share of Nine Mile Point
2. In June, Niagara Mohawk announced it had reached an agreement with AmerGen Energy Co. for the purchase of the assets. Niagara Mohawk is a wholly owned subsidiary of Niagara Mohawk Holdings, Inc. (NYSE: NMK).

     The sale to AmerGen was subject to a previously existing agreement among the five co-owners of Nine Mile 2 that gives the co-owners the right to match a third-party purchase offer made for any share of the plant. RG&E currently owns 14 percent of Nine Mile 2.

     "We will closely examine the Rochester Gas and Electric offer," said William E. Davis, chairman and chief executive officer of Niagara Mohawk.
"The sale of the plants is a key component of our plan to create a competitive electricity market and provide customer choice."

     Nine Mile Point is a two-unit boiling water reactor site. Nine Mile 1, a 614-megawatt unit, began producing electricity in 1969. Nine Mile 2, a 1,140-megawatt unit, began producing electricity in 1988. Niagara Mohawk operates both plants, which are in Scriba, N.Y., approximately 40 miles north of Syracuse.

     In addition to Niagara Mohawk and RG&E, the other Nine Mile 2 co-owners are: New York State Electric and Gas (18 percent), Long Island Power Authority (18 percent), and Central Hudson Gas & Electric Corp. (9 percent). RG&E has also informed NYSEG of its intention to exercise its right to purchase NYSEG's share of Nine Mile 2. NYSEG has also reached agreement with AmerGen to sell its share of the plant.